Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Fiscal 2026 First Quarter Results

Margins remain solid despite lower revenues amid a challenging agricultural environment

OMAHA, Neb., January 8, 2026 - Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its first quarter of fiscal 2026, which ended on November 30, 2025.

Key Highlights:

•
Improved Irrigation operating margin despite lower revenues in North America and international markets
•
Increased Infrastructure revenues 17 percent on higher sales of road safety products
•
Secured $80 million irrigation and technology project in the MENA region, subsequent to quarter-end
•
Completed share repurchases of $30 million during the quarter

“In the U.S., farmer sentiment continues to reflect trade uncertainty, lower commodity prices, and higher input costs, however, our team's diligent focus on price management, operational efficiencies, and cost management led to improved gross margin in our irrigation segment that muted the impact of softer demand" said Randy Wood, President and Chief Executive Officer. "Our international irrigation business continues to perform well in the current environment, with the lower quarterly revenue performance largely reflecting the impact of timing between project activity in the Middle East North Africa (MENA) region. In Brazil, elevated interest rates, credit availability, and slower loan approvals continue to constrain demand, resulting in lower order levels than expected. Increased road construction activity supported a good start to the fiscal year for our infrastructure business, which delivered a 17% improvement in sales while maintaining strong margins. During the quarter, we continued to fund growth investments in innovation, new products, and productivity improvements while also conducting share repurchases of $30.3 million."

Wood continued, "Subsequent to quarter-end, we announced a new supply agreement to provide Zimmatic™ irrigation systems and FieldNET™ remote management and irrigation scheduling technology to a customer in the MENA region. The contract revenue is valued at approximately $80 million and supports localized food production in the region. I am proud of our team's strong and developing track record of success in delivering transformative projects across the MENA region, and this new project further underscores Lindsay's role as a trusted partner in advancing sustainable agriculture and enhancing food security for this growing region. FieldNET is a strategic differentiator in large projects, helping farm managers enhance productivity while optimizing resources and conserving water."

Wood concluded, "During the quarter, we announced that our Board of Directors authorized a new share repurchase program of up to $150 million of our outstanding common stock. This authorization provides us the ability to return capital to shareholders while maintaining balance sheet strength and the financial flexibility to continue investing in growth opportunities and innovation."

First Quarter Summary

Consolidated Financial Summary	First Quarter
(dollars in millions, except per share amounts)	FY2026	FY2025	$ Change	% Change

Total revenues	$155.8	$166.3	($10.5)	(6%)
Operating income	$19.6	$20.9	($1.3)	(6%)
Operating margin	12.6%	12.6%
Net earnings	$16.5	$17.2	($0.6)	(4%)
Diluted earnings per share	$1.54	$1.57	($0.03)	(2%)

Revenues for the first quarter of fiscal 2026 were $155.8 million, a decrease of $10.5 million, or 6 percent, compared to $166.3 million in the prior year. The decrease was primarily driven by lower revenues in the irrigation segment, which was partially offset by higher infrastructure segment revenues compared to the prior year.

Operating income for the first quarter of fiscal 2026 was $19.6 million, a decrease of $1.3 million, or 6 percent, compared to $20.9 million in the prior year. Lower operating income in the irrigation segment was partially offset by higher operating income in the infrastructure segment. Operating margin was 12.6 percent of sales, comparable to the prior year first quarter.

Net earnings for the first quarter of 2026 were $16.5 million, or $1.54 per diluted share, compared to $17.2 million, or $1.57 per diluted share, in the prior year. Net earnings were impacted by lower operating income and a slightly higher effective tax rate, which were partially offset by an increase in other income.

First Quarter Segment Results

Irrigation Segment	First Quarter
(dollars in millions)	FY2026	FY2025	$ Change	% Change
Revenues:
North America	$74.3	$77.7	($3.4)	(4%)
International	$59.1	$69.4	($10.3)	(15%)
Total revenues	$133.4	$147.1	($13.7)	(9%)
Operating income	$23.0	$24.7	($1.8)	(7%)
Operating margin	17.2%	16.8%

Irrigation segment revenues for the first quarter of fiscal 2026 were $133.4 million, a decrease of $13.7 million, or 9 percent, compared to $147.1 million in the prior year. North America irrigation revenues of $74.3 million decreased $3.4 million, or 4 percent, compared to the prior year. The decrease in revenues resulted primarily from lower unit sales volume, and was partially offset by higher average selling prices compared to the prior year. Unfavorable market conditions continue to weigh on farmer sentiment and temper demand for irrigation equipment in North America.

International irrigation revenues for the first quarter of fiscal 2026 of $59.1 million decreased $10.3 million, or 15 percent, compared to the prior year. The decrease resulted primarily from lower sales volumes in Brazil, along with lower project revenues in the MENA region due to the timing of project activity. Elevated interest rates and credit constraints continue to be headwinds to capital investment by farmers in Brazil. Revenues in the current year quarter were favorably impacted by the effects of foreign currency translation of approximately $1.5 million compared to the prior year.

Irrigation segment operating income for the first quarter of fiscal 2026 was $23.0 million, a decrease of $1.8 million, or 7 percent, compared to the prior year. Operating margin was 17.2 percent of sales, compared to 16.8 percent of sales in the prior year. The decrease in operating income resulted primarily from lower revenues, the impact of which was partially offset by improved operating margin.

Infrastructure Segment	First Quarter
(dollars in millions)	FY2026	FY2025	$ Change	% Change

Total revenues	$22.4	$19.2	$3.2	17%
Operating income	$4.5	$4.1	$0.4	9%
Operating margin	20.1%	21.5%

Infrastructure segment revenues for the first quarter of fiscal 2026 were $22.4 million, an increase of $3.2 million, or 17 percent, compared to $19.2 million in the prior year. The increase was primarily attributable to higher sales of road safety products while Road Zipper System™ revenues were similar compared to the prior year.

Infrastructure segment operating income for the first quarter of fiscal 2026 was $4.5 million, an increase of $0.4 million, or 9 percent, compared to the prior year. Operating margin was 20.1 percent of sales, compared to 21.5 percent of sales in the prior year. Increased operating income resulted primarily from higher revenues, which were partially offset by higher operating expenses compared to the prior year.

The backlog of unfulfilled orders at November 30, 2025 was $119.2 million compared with $168.2 million at November 30, 2024. Included in these backlogs are amounts of $8.5 million and $17.4 million, respectively, for orders that are not expected to be fulfilled within the subsequent 12 months. The backlog in both segments was lower compared to the prior year, with the decrease primarily attributed to deliveries relating to the large irrigation project in the MENA region that was included in the backlog as of November 30, 2024.

Outlook

Mr. Wood concluded, “We expect North America irrigation market conditions to remain soft in the near term until growers gain further trade certainty and see improvement in commodity prices that support net farm income. We continue to expect growth in Brazil due to the solid drivers of secular demand that support investments in irrigation, although credit constraints will remain a headwind. Notably, we began delivery of the new irrigation project in the MENA region in our second quarter, and we expect to recognize approximately $70 million of revenue for the project in our current fiscal year."

“In infrastructure, we face a difficult revenue comparison in our second quarter, as a $20 million Road Zipper System project in the prior year quarter will not be replaced. We anticipate growth in Road Zipper leasing revenues and higher sales of road safety products to offset approximately half of the revenue impact of this project throughout the fiscal year. We continue to actively manage a robust pipeline of Road Zipper System projects, but we do not expect to deliver a large project in fiscal 2026.”

First Quarter Conference Call

Lindsay’s fiscal 2026 first quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems™, Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR Group:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended
(in thousands, except per share amounts)	November 30, 2025	November 30, 2024

Operating revenues	$155,818	$166,281
Cost of operating revenues	105,716	116,315
Gross profit	50,102	49,966

Operating expenses:
Selling expense	11,019	10,211
General and administrative expense	14,838	15,008
Engineering and research expense	4,640	3,864
Total operating expenses	30,497	29,083

Operating income	19,605	20,883

Other income:
Interest income, net	3,319	493
Other (expense) income, net	(1,038)	658
Total other income	2,281	1,151

Earnings before income taxes	21,886	22,034

Income tax expense	5,362	4,870

Net earnings	$16,524	$17,164

Earnings per share:
Basic	$1.55	$1.58
Diluted	$1.54	$1.57

Shares used in computing earnings per share:
Basic	10,673	10,853
Diluted	10,699	10,903

Cash dividends declared per share	$0.37	$0.36

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2025	November 30, 2024
Operating revenues:
Irrigation:
North America	$74,312	$77,669
International	59,125	69,418
Irrigation total	133,437	147,087
Infrastructure	22,381	19,194
Total operating revenues	$155,818	$166,281

Operating income:
Irrigation	$22,954	$24,736
Infrastructure	4,494	4,124
Corporate	(7,843)	(7,977)
Total operating income	$19,605	$20,883

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of moveable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	November 30, 2025	November 30, 2024	August 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$199,622	$194,066	$250,575
Receivables, net	129,014	120,875	113,027
Inventories, net	146,388	158,255	136,859
Other current assets	31,974	28,948	32,303
Total current assets	506,998	502,144	532,764

Property, plant, and equipment, net	155,138	117,982	142,307
Intangibles, net	23,353	24,591	23,331
Goodwill	84,421	83,941	84,459
Operating lease right-of-use assets	17,566	15,009	18,096
Deferred income tax assets	18,573	12,375	19,525
Equity method investment	8,107	—	8,763
Other noncurrent assets	14,244	14,959	11,591
Total assets	$828,400	$771,001	$840,836

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,248	$53,185	$48,670
Current portion of long-term debt	186	229	233
Other current liabilities	90,991	76,435	94,689
Total current liabilities	148,425	129,849	143,592

Pension benefits liabilities	3,350	4,101	3,418
Long-term debt	114,792	114,948	114,810
Operating lease liabilities	16,722	14,824	17,354
Deferred income tax liabilities	1,816	646	1,024
Other noncurrent liabilities	25,133	18,174	27,788
Total liabilities	310,238	282,542	307,986

Shareholders' equity:
Preferred stock	—	—	—
Common stock	19,188	19,145	19,167
Capital in excess of stated value	113,268	104,995	113,042
Retained earnings	758,003	700,345	745,397
Less treasury stock - at cost	(341,476)	(299,703)	(311,224)
Accumulated other comprehensive loss, net	(30,821)	(36,323)	(33,532)
Total shareholders' equity	518,162	488,459	532,850
Total liabilities and shareholders' equity	$828,400	$771,001	$840,836

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three months ended
(in thousands)	November 30, 2025	November 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$16,524	$17,164
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	5,312	5,412
Provision for uncollectible accounts receivable	(252)	62
Deferred income taxes	1,477	1,589
Share-based compensation expense	1,370	1,977
Unrealized foreign currency transaction gain	(248)	(511)
Other, net	413	(217)
Changes in assets and liabilities:
Receivables	(15,123)	(6,442)
Inventories	(8,993)	(5,968)
Other current assets	303	1,251
Accounts payable	5,251	16,656
Other current liabilities	(7,522)	(9,978)
Other noncurrent assets and liabilities	891	608
Net cash (used in) provided by operating activities	(597)	21,603

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(14,476)	(9,142)
Proceeds from settlement of net investment hedge	—	835
Payments for settlement of net investment hedge	—	(98)
Other investing activities, net	(1,152)	(401)
Net cash used in investing activities	(15,628)	(8,806)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(3,918)	(3,912)
Common stock withheld for payroll tax obligations	(1,253)	(1,450)
Repurchase of common shares	(30,252)	—
Other financing activities, net	51	52
Net cash used in financing activities	(35,372)	(5,310)

Effect of exchange rate changes on cash and cash equivalents	644	(4,300)
Net change in cash and cash equivalents	(50,953)	3,187
Cash and cash equivalents, beginning of period	250,575	190,879
Cash and cash equivalents, end of period	$199,622	$194,066